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                                                                     EXHIBIT 11



                          DETROIT DIESEL CORPORATION
                STATEMENT OF COMPUTATION OF PER SHARE EARNINGS



                                                         Three Months Ended September 30,     Nine Months Ended September 30,
                                                              1997              1996               1997             1996
                                                         ---------------   ---------------    ---------------  ---------------
Primary net income per share:
    Net income                                               $ 8,200,000      $   7,100,000      $22,000,000         $(800,000)
    Pro rata shares:
    Common stock outstanding                                  24,699,566         24,697,316       24,699,566        24,697,316
    Common stock equivalents                                     136,374(1)             208(2)        74,299(1)            281(2)
                                                        ----------------    ---------------  ---------------   ---------------
    Weighted average number of shares outstanding             24,835,940         24,697,524       24,773,865        24,697,597
                                                        ================     ==============  ===============   ===============

Primary net income per share                                       $0.33              $0.29            $0.89            $(0.03)
                                                                   =====              =====            =====             =====

Fully diluted net income per share:
    Net income                                               $ 8,200,000      $   7,100,000      $22,000,000         $(800,000)
    Pro rata shares:
    Common stock outstanding                                  24,699,566         24,697,316       24,699,566        24,697,316
    Common stock equivalents                                     136,374(1)             295(2)       131,083(1)            295(2)
                                                        ----------------     --------------  ---------------   ---------------
    Weighted average number of shares outstanding             24,835,940         24,697,611       24,830,649        24,697,611
                                                        ================     ==============  ===============   ===============

Fully diluted net income per share                                 $0.33              $0.29            $0.89            $(0.03)
                                                                   =====              =====            =====             =====

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(1)      Represents the weighted average dilutive effect of 298,750,
         265,500, 101,000, 2,500 stock options exercisable at $20.00, $17.00, $23.75, and $23.94 per share, respectively, calcu-
         lated using the treasury stock method.

(2) Represents the weighted average dilutive effect of 305,560, 108,000 and 5,000 stock options exercisable at $20.00, $23.75 and $18.00 per share, respectively, calculated using the treasury stock method.

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